Exhibit 5.1

[PPL CORPORATION LETTERHEAD]

December 20, 2016

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Services Corporation, a wholly owned subsidiary of PPL Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and, as such, am familiar with the affairs of the Company.

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration by the Company of 2,000,000 shares of its Common Stock (the “Shares”), par value $0.01 per share, to be acquired from time to time by participants under the PPL Employee Stock Ownership Plan (the “Plan”) pursuant to the reinvestment of dividends on shares of Common Stock held in the Plan, I wish to advise you as follows:

I am of the opinion that the Company is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.

I am further of the opinion that any newly-issued Shares will be validly issued, fully paid and nonassessable when they have been issued in accordance with the dividend reinvestment provisions of the Plan.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5.2 to the Registration Statement.

Very truly yours,

/s/ FREDERICK C. PAINE
Frederick C. Paine